UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2012

G-III APPAREL GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-18183	41-1590959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

512 Seventh Avenue New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 403-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement.

Acquisition of Vilebrequin

On August 7, 2012, G-III Apparel Group, Ltd. (the “Company”), and its indirect wholly-owned subsidiary, VBQ Acquisition B.V. (the “Purchaser”), entered into a share purchase agreement (the “Purchase Agreement”), with Fashion Fund I B.V. (“Seller”), pursuant to which the Purchaser acquired all of the outstanding shares of Vilebrequin International SA, a Swiss corporation (“Vilebrequin”). The Company guaranteed the obligations of the Purchaser under the Purchase Agreement.

The Purchaser acquired Vilebrequin for a total purchase price of €85.5 million (approximately $106.2 million), subject to certain post-closing adjustments, of which €70.5 million (approximately $87.6 million) was paid in cash and €15 million (approximately $18.6 million) was paid by delivery of unsecured promissory notes under which the Purchaser and the Company are obligors, due December 31, 2017, with interest payable at the rate of 5% per year. In addition to the purchase price, the Purchase Agreement provides for up to an additional €22.5 million (approximately $27.9 million) of contingent future payments based upon achieving certain performance objectives related to growth of the Vilebrequin business over the three years ending December 31, 2015.

Vilebrequin is a leading global provider of luxury swimwear, accessories and resortwear. Vilebrequin sells its products through a network of 185 owned and franchised specialty retail stores and shops, as well as through select wholesale distribution.

Credit Agreement

On August 6, 2012, the Company’s subsidiaries, G-III Leather Fashions, Inc. (“G-III Leather”), J. Percy for Marvin Richards, Ltd., CK Outerwear, LLC, Andrew & Suzanne Company Inc. and AM Retail Group, Inc. (collectively, the “Borrowers”), entered into a credit agreement (the “Credit Agreement”) with the Lenders named therein and with JPMorgan Chase Bank, N.A., as Administrative Agent. The Credit Agreement is a five year senior secured credit facility providing for borrowings in the aggregate principal amount of up to $450,000,000. The Company and its subsidiaries, G-III Apparel Canada ULC, G-III License Company, LLC and AM Apparel Holdings, Inc. (the “Guarantors”), are Loan Guarantors under the Credit Agreement.

Amounts available under the Credit Agreement are subject to borrowing base formulas and over advances as specified in the Credit Agreement. Borrowings bear interest, at the Borrowers’ option, at LIBOR plus a margin of 1.5% to 2.0% or prime plus a margin of 0.5% to 1.0%, with the applicable margin determined based on Borrowers’ availability under the Credit Agreement. The Credit Agreement is secured by all of the assets of the Borrowers and the Guarantors.

JPMorgan Chase Bank, N.A. is the agent and a lender under the Amended and Restated Financing Agreement (the “Financing Agreement”), dated April 3, 2008, as amended, by and among G-III Leather, the other Borrowers party thereto, A. Marc & Co., Inc., the banks signatory thereto and JPMorgan Chase Bank, N.A., as agent. On August 6, 2012, the Borrowers borrowed an aggregate of $100.3 million under the Credit Agreement to pay off all outstanding amounts under the Financing Agreement and to pay certain fees and expenses in connection with the Credit Agreement. In addition, on August 7, 2012, an additional $87.6 million was borrowed under the Credit Agreement to fund the cash portion of the purchase price with respect to the acquisition of Vilebrequin.

Item 1.02	Termination of A Material Definitive Agreement.

On August 6, 2012, in connection with entering into the Credit Agreement described under the subheading “Credit Agreement” under Item 1.01 of this Form 8-K, G-III Leather repaid in full all borrowings under the Financing Agreement in the amount of approximately $97.1 million. As a result, the Financing Agreement was terminated.

Item 2.01	Completion of Acquisition or Disposition of Assets.

See description under the subheading “Acquisition of Vilebrequin” under Item 1.01 of this Form 8-K.

Item 2.03	Creation of A Direct Financial Obligation or An Obligation Under An Off-Balance Sheet Arrangement of A Registrant.

See description under the subheading “Credit Agreement” under Item 1.01 of this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

(b)	Pro Forma Financial Information

The financial statements and pro forma financial information required by paragraphs (a) and (b) this Item 9.01 with respect to the acquisition of Vilebrequin will be filed by amendment no later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits

10.1	Credit Agreement, dated as of August 6, 2012, by and among G-III Leather Fashions, Inc., J. Percy For Marvin Richards, Ltd., CK Outerwear, LLC, Andrew & Suzanne Company Inc. and AM Retail Group, Inc., as Borrowers, the Company, G-III Apparel Canada ULC, G-III License Company, LLC and AM Apparel Holdings, Inc., as Loan Guarantors, the Lenders that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Agreement for the Sale and Purchase of Shares in the Capital of Vilebrequin International SA, dated as of August 7, 2012, by and among Fashion Fund I B.V., VBQ Acquisition B.V., Vilebrequin International SA and G-III Apparel Group, Ltd. (including forms of promissory notes delivered thereunder).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2012	G-III APPAREL GROUP, LTD.

	By:	/s/ Neal S. Nackman
Name: Neal S. Nackman
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement, dated as of August 6, 2012, by and among G-III Leather Fashions, Inc., J. Percy For Marvin Richards, Ltd., CK Outerwear, LLC, Andrew & Suzanne Company Inc. and AM Retail Group, Inc., as Borrowers, the Company, G-III Apparel Canada ULC, G-III License Company, LLC and AM Apparel Holdings, Inc., as Loan Guarantors, the Lenders that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Agreement for the Sale and Purchase of Shares in the Capital of Vilebrequin International SA, dated as of August 7, 2012, by and among Fashion Fund I B.V., VBQ Acquisition B.V., Vilebrequin International SA and G-III Apparel Group, Ltd. (including forms of promissory notes delivered thereunder).